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                                                                   EXHIBIT 99.11

[LETTERHEAD OF PIPER MARBURY RUDNICK & WOLFE LLP]

6225 Smith Avenue
Baltimore, Maryland  21209-3600
www.piperrudnick.com

PHONE  (410) 580-3000
FAX    (410) 580-3001

                                 July 12, 2000


The Prudential Investment Portfolios, Inc.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey  07102

     Re:   Registration Statement on Form N-14
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Ladies and Gentlemen:

     We have acted as special Maryland counsel to The Prudential Investment Portfolios, Inc., a Maryland corporation (the "Acquiring Fund"), in connection with the proposed acquisition by the Acquiring Fund, on behalf of its Prudential Active Balanced Fund series, of the assets, subject to the liabilities, of Prudential Balanced Fund, a Massachusetts business trust (the "Acquired Fund"), in exchange for Class A, Class B, Class C and Class Z shares of the Prudential Active Balanced Fund series of the Acquiring Fund (collectively, the "Acquiring Fund Shares"), par value $.001 per share, pursuant to an Agreement and Plan of Reorganization by and between the Acquiring Fund and the Acquired Fund (the "Agreement").

     In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

     (a) The Charter of the Acquiring Fund certified by the Maryland State Department of Assessments and Taxation (the "MSDAT").

     (b) The By-Laws of the Acquiring Fund.

     (c) The Prospectus/Proxy Statement contained in the Acquiring Fund's Registration Statement on Form N-14 (the "Registration Statement").
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[LETTERHEAD OF PIPER MARBURY RUDNICK & WOLFE LLP]

                                      The Prudential Investment Portfolios, Inc.
                                                                   July 12, 2000
                                                                          Page 2

     (d) The Agreement.

     (e) Resolutions of the Board of Directors of the Acquiring Fund relating to the authorization of (i) the issuance of the Acquiring Fund Shares;
         (ii) the Registration Statement and the transactions contemplated thereby and (iii) the Agreement and the transactions contemplated thereby.

     (f) A short-form Good Standing Certificate for the Acquiring Fund, dated a recent date, issued by the MSDAT.

     (g) A Certificate of Secretary of the Acquiring Fund, dated as of the date hereof, as to certain factual matters (the "Certificate").

     (h) Such other documents as we have considered necessary to the rendering of the opinions expressed below.

     In such examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Acquiring Fund, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein. Nothing has come to our attention which leads us to believe that any factual representation made in the Certificate is not correct.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

     1. The Acquiring Fund is a corporation validly existing and in good standing under the laws of the State of Maryland.

     2. The Acquiring Fund Shares to be issued as contemplated in the Agreement have been, to the extent of the number of shares of the class authorized in the Charter of the Acquiring Fund and then unissued, duly authorized, and, subject to the receipt by the
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[LETTERHEAD OF PIPER MARBURY RUDNICK & WOLFE LLP]

                                      The Prudential Investment Portfolios, Inc.
                                                                   July 12, 2000
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Acquiring Fund of consideration equal to the net asset value thereof, when issued pursuant to the Agreement and in the manner referred to in the Registration Statement, will constitute validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. This opinion is limited to the laws, exclusive of the securities or "blue sky" laws and the principles of conflict of laws, of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 11 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.


                              Very truly yours,

                              /s/ Piper Marbury Rudnick & Wolfe LLP